Exhibit 99.1

Company Contact:	Herb Mueller Chief Financial Officer (678) 775-6900

Investor Relations Contact:	Bill Zima Integrated Corporate Relations (203) 682-8200

Delta Apparel Reports Second Quarter Fiscal 2005 Results

Net Sales Increases 7.8% to Record $49.2 Million
Second Quarter Diluted Earnings Per Share Increase to Record $0.27
Board of Directors Declares Quarterly Dividend of $0.07 per share

DULUTH, Ga.—January 28, 2005—Delta Apparel, Inc. (AMEX: DLA) today announced financial results for the second quarter, ended January 1, 2005.

For the second quarter of fiscal 2005, net sales increased 7.8% to $49.2 million compared to $45.6 million from the prior year. This increase primarily resulted from organic growth in the core Delta business. Net income increased to $1.2 million compared to a year ago loss of $(0.1) million. Diluted earnings per share for the quarter were $0.27 compared to a loss of $(0.02) in the prior year’s second quarter.

Gross margins for the quarter improved 250 basis points to 22.0% compared to 19.5% in the prior year’s quarter. Operating margin increased 390 basis points to 5.5% compared to a year-ago level of 1.6%.

For the six months ending January 1, 2005, net sales increased 35.4% to $103.5 million compared to $76.4 million in the prior year. Net income for the six month period increased 421.7% to $2.6 million, or $0.61 per diluted share, compared to $0.5 million, or $0.12 per diluted share in the same period last year.

Gross margins for the first six months of fiscal year 2005 improved 460 basis points to 21.6% compared to 17.0% in the prior year. Operating margin increased 330 basis points to 5.7% compared to 2.4% in the prior year. The prior year results included the operations of Soffe for three months, as M. J. Soffe Co. was acquired on October 3, 2003.

Robert W. Humphreys, President and CEO, commented, “We are very pleased with our results for the second fiscal quarter. Our focus on expanding our product lines and improving distribution resulted in a unit volume increase for the Delta business during the quarter. Soffe sales were limited by a conservative inventory position in fashion fleece for fall, but we have adjusted our inventory levels to meet expected increased demand. We believe the expanded Soffe product line will achieve sales growth through the spring selling season.”

Mr. Humphreys continued, “During the first half of the year, we’ve increased our gross margins through an improved mix of higher margin goods as well as improvements to our manufacturing process. In the second half of the fiscal year, we look forward to a strong spring selling season for our core business divisions and expect continued growth in sales and gross margins.”

The Delta business reported sales of $34.0 million for the three months ended January 1, 2005, an all-time record for this business. This was an increase of $5.5 million, or 19.1% from the prior year quarter. This increase stems from increased unit sales and higher average selling prices. Operating income for the quarter ended January 1, 2005, increased to $1.9 million compared to $5 thousand from the prior year quarter. Increased sales of higher margin products and improved manufacturing operations, offset partially by higher raw material costs, drove the improved operating income.

The Soffe business contributed $15.7 million in sales for the second quarter of fiscal year 2005, a $1.4 million decrease, or 8.0%, from sales in the prior year’s quarter. Sales were impacted by a conservative inventory position on fashion fleece. Operating income for the quarter ended January 1, 2005 increased 24.6% to $0.9 million compared to $0.7 million from the prior year quarter.

Accounts receivable increased 17.1%, or $4.0 million, from December 27, 2003 to $27.7 million on January 1, 2005, primarily as a result of the increased sales.

Inventory decreased $4.6 million compared to the prior year. In addition to more efficient inventory utilization in the core Delta business, the Company sold approximately $1.3 million of raw cotton and work in process yarn to Parkdale America, LLC in December.

Delta Apparel also announced today that on January 20, 2005, the Board of Directors declared a dividend of seven cents per common share of stock payable on February 28, 2005 to shareholders of record as of the close of business on February 16, 2005. This dividend was declared pursuant to the Company’s previously announced quarterly dividend program, which the Company may amend or terminate at any time.

On January 5, 2005, the Company completed the sale of its yarn manufacturing plant in Edgefield, South Carolina to Parkdale America, LLC for $10 million. This accomplishes the Company’s long-term yarn strategy of obtaining high quality, low cost yarn while reducing its working capital investment and eliminating the need for future capital expenditures in yarn manufacturing. The sale of the Edgefield Plant is expected to result in a pre-tax financial gain of approximately $3.5 million, or after-tax, $0.51 per diluted share. This gain will be recorded in the third fiscal quarter ending April 2, 2005. The Company expects the sale of the facility to lower working capital by approximately $4.0 million.

The Company will hold a conference call with senior management to discuss the financial results at 10 a.m. ET today. A live webcast of the conference call will be available on the Company’s web site at www.deltaapparel.com. Minimum requirements to listen to the webcast are access to the Internet through at least a 28.8 baud modem connection and Windows Media Player™ software, which is available for a free download on the Company’s event details page.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to screen printers, private label accounts, sporting goods stores, department stores and distributors. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,400 worldwide. Additional information on our company is available at www.deltaapparel.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

(Tables to follow)

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	Jan 1, 2005	Dec 27, 2003	Jan 1, 2005	Dec 27, 2003

Net Sales	$49,195	45,623	$103,495	76,425
Cost of Goods Sold	38,379	36,714	81,102	63,434

	10,816	8,909	22,393	12,991

SG&A	8,094	8,148	16,540	11,207
Other Expense/(Income)	15	31	5	(50)

Operating Income	2,707	730	5,848	1,834

Interest Expense	835	892	1,538	1,046
Taxes	718	(71)	1,712	290

Net Income (Loss)	$1,154	$(91)	$2,598	$498

Weighted Average Shares Outstanding
Basic	4,146	4,064	4,144	4,054
Diluted	4,281	4,064	4,280	4,176

Net Income (Loss) per Common Share
Basic	$0.28	$(0.02)	$0.63	$0.12
Diluted	$0.27	$(0.02)	$0.61	$0.12

	Jan 1, 2005	July 3, 2004	Dec 27, 2003
Current Assets
Cash	$ 53	$ 333	$ 365
Receivables, Net	27,739	38,610	23,693
Income Tax Receivable	830	--	669
Inventories	106,655	105,888	111,250
Deferred Income Taxes	1,071	1,075	668
Assets Held for Sale	6,384	--	--
Other Assets	1,457	1,616	992

Total Current Assets	144,189	147,522	137,637

Noncurrent Assets
Property, Plant & Equipment, Net	16,326	19,529	20,891
Deferred Income Taxes	283	178	--
Other Noncurrent Assets	2,403	2,150	2,142

Total Noncurrent Assets	19,012	21,857	23,033

Total Assets	$163,201	$169,379	$160,670

Current Liabilities
Accounts Payable and Accrued Expenses	$ 27,411	$ 30,511	$ 22,501
Current Portion of Long Term Debt	17,025	20,810	23,355
Income Tax Payable	--	1,793	--

Total Current Liabilities	44,436	53,114	45,856

Noncurrent Liabilities
Long-Term Debt	32,628	29,246	35,460
Deferred Income Taxes	--	--	517
Other Noncurrent Liabilities	8,533	11,527	12,823

Total Noncurrent Liabilities	41,161	40,773	48,800

Stockholders' Equity	77,604	75,492	66,014

Total Liabilities and Stockholders' Equity	$163,201	$169,379	$160,670